UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION PROXY
STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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[ ]	Definitive Proxy Statement
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[ ]	Soliciting Material Pursuant to Rule 14a-12

UNISOURCE ENERGY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FOR IMMEDIATE RELEASE	March 18, 2004
Media Contact: Joe Salkowski, (520) 884-3625	Page 1 of 1
Financial Analyst Contact: Jo Smith, (520) 884-3650

UNISOURCE ENERGY SHAREHOLDERS’ SUITS WITHDRAWN

Tucson, Ariz. – Plaintiffs have withdrawn two lawsuits that accused the Board of Directors of UniSource Energy Corporation (NYSE: UNS) of breaching its fiduciary duty to shareholders by approving the company’s proposed acquisition.

The two shareholder derivative lawsuits were withdrawn without prejudice on March 17, 2004. The lawsuits were filed on Nov. 24, 2003, the same day that UniSource Energy announced details of its proposed acquisition by Saguaro Utility Group, L.P. No consideration was paid by UniSource Energy in connection with the withdrawal of the lawsuits.

UniSource Energy’s shareholders are scheduled to meet March 29, 2004, to consider a proposal to approve the proposed acquisition. The transaction requires shareholder approval as well as the receipt of required regulatory approvals and the satisfaction of other conditions set forth in the acquisition agreement.

UniSource Energy urges its shareholders to read the definitive Proxy Statement that was sent to shareholders because it contains important information. UniSource Energy filed the definitive Proxy Statement with the U.S. Securities and Exchange Commission (SEC). Shareholders may obtain a free copy of the definitive Proxy Statement on the SEC’s website at www.sec.gov or by calling D.F. King & Co., Inc. at (800) 549-6746.

UniSource Energy’s directors and executive officers may be deemed to be participants in the solicitation of proxies in favor of the acquisition. A detailed list of names, affiliations and interests of such participants may be obtained by reading the definitive Proxy Statement.

UniSource Energy’s primary subsidiaries include Tucson Electric Power Company; UniSource Energy Services, provider of natural gas and electric service in northern and southern Arizona; and Millennium Energy Holdings, parent company of UniSource Energy’s unregulated energy businesses. For more information about UniSource Energy and its subsidiaries, visit www.UniSourceEnergy.com.